                                                                    EXHIBIT 23.2
                                                                    ------------

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement
of Aurum Software, Inc. on Form S-8/S-3 (Registration No.        ) of our
reports dated January 28, 1997, except for Note 12 as to which the date is March 18, 1997, on our audits of the financial statements and financial statement schedule of Aurum Software, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which reports appear in the Annual Report on Form 10-K of Aurum Software, Inc. filed with the SEC pursuant to the Securities Exchange Act of 1934.



                                         Coopers & Lybrand L.L.P.
                                         /s/ COOPERS & LYBRAND L.L.P.

San Jose, California
April 25, 1997